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                                 EXHIBIT 11

                           DURA PHARMACEUTICALS, INC.
               STATEMENTS RE COMPUTATIONS OF NET INCOME PER SHARE
                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)
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                                                           THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                JUNE 30,                               JUNE 30,
                                                        2000                 1999              2000                1999
                                                  ----------------------------------------------------------------------------
Net Income per Share - Basic

Net Income                                         $         9,440     $          7,583   $         21,898     $        15,348
                                                  ================     ================   ================    ================

Weighted average number of common shares:
      Common stock                                          44,389               44,085             44,389              44,092
                                                  ================     ================   ================    ================

Net Income per share                               $          0.21     $           0.17   $           0.49     $          0.35
                                                  ================     ================   ================    ================

NET INCOME PER SHARE - DILUTED

Net Income                                         $         9,440     $          7,583   $         21,898     $        15,348
                                                  ================     ================   ================    ================

Weighted average number of common and
  common equivalent shares assuming
  issuance of all dilutive contingent shares:
      Common stock                                          44,389               44,085             44,389              44,092
      Stock options                                            840                  562              1,057                 778
      Warrants                                                 547                  438                556                 458
                                                  ----------------     ----------------   ----------------    ----------------
         Total                                              45,776               45,085             46,002              45,328
                                                  ================     ================   ================    ================

Net Income per share                               $         0.21      $           0.17   $           0.48     $          0.34
                                                  ================     ================   ================    ================
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